Exhibit 99.1

Zoned Properties Reports Strong Third Quarter 2023 Financial Results Posting Positive Net Income and Revenue Growth of 17%

Robust Balance Sheet Enables Investment Portfolio Scaling

SCOTTSDALE, AZ., November 14, 2023 /AccessWire/ — Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis, today announced its third quarter financial results and operational highlights. The following results pertain to the three and nine months ended September 30, 2023.

Financial Highlights:

●	Revenues were $720,450 for the quarter ended September 30, 2023, compared to revenues of $614,988 for the quarter ended September 30, 2022, representing an increase of 17.2%.

●	Revenues were $2,181,091 for the nine months ended September 30, 2023, compared to revenues of $2,052,341 for the nine months ended September 30, 2022, representing an increase of 6.3%.

●	The Company reported net income of $114,523 for the quarter ended September 30, 2023, as compared to a net loss of $77,328 for the quarter ended September 30, 2022.

●	The Company reported a net loss of $152,966 for the nine months ended September 30, 2023, compared to a net loss of $142,087 for the nine months ended September 30, 2022.

●	Operating expenses were $671,338 for the quarter ended September 30, 2023, compared to $660,251 for the quarter ended September 30, 2022, representing an increase of 1.7%.

●	The Company had cash on hand of $3.01 million as of September 30, 2023, compared to cash on hand of $3.28 million as of June 30, 2023.

Management Commentary:

“We are delighted to report outstanding operating and financial performance for the third quarter whilst contending with challenging market conditions. As we move through the remainder of the year into 2024, we see our underlying business trends as extremely positive with our market strategy producing steady revenue growth, positive cash flow, and net profitability. With a focus on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers in the industry, we have the balance sheet to support our near-term expansion objectives and plan to remain active. Maintaining a strong balance sheet in this market environment positions us extremely well to deploy capital on more favorable terms. We continue using our nationwide services network and property technology to provide the Company with a competitive edge when identifying excellent investment prospects. We have a full pipeline of acquisitions, and we continue to utilize our extremely disciplined capital allocation approach. Since we have a clear view of the properties we are pursuing, we anticipate further capital deployment over the near term,” said Bryan McLaren, Chief Executive Officer of Zoned Properties.

“Moreover, the team acknowledges the disconnect between the Company fundamentals and our valuation, and in the near future, we will provide shareholders with an update on our strategy to maximize shareholder value.”

Operational Highlights:

●	Zoned Properties is consistently securing contractual rights for new real estate acquisition targets that have been positioned for long-term lease opportunities to best-in-class cannabis dispensary retailers in new and exciting state markets. The Company has secured a controlling interest or is in the process of negotiating controlling interest related to properties located in Arizona, Illinois, and Missouri.

●	The Company's Property Investment Portfolio of owned properties remains strong with 100% occupied assets net-leased to consumer-focused and brand-centric cannabis tenants with a weighted average lease term of 15 years.

●	Zoned Properties continues to build out its proprietary cannabis technology platform, REZONE, in preparation for commercial launch. REZONE is a zoning and mapping software solution focusing on democratizing real estate information for the regulated cannabis industry in partnership with Zoneomics. The platform is built on the foundations of Artificial Intelligence (“AI”) and Machine Learning algorithms that can intelligently collect, rationalize and categorize vast streams of real estate data layers, with a focus on cannabis-related data. This data is then provided to users in a business-ready format. The platform allows users to search for parcels or survey entire markets and visualize the available green zone parcels, identify potential setback issues and gain other valuable insights according to local zoning codes. The primary objective is to help users capture cannabis real estate insights with ease.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis. The Company is redefining the approach to commercial real estate investment through its integrated growth services. Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development model; the Company’s Property Technology, Advisory Services, Commercial Brokerage, and Investment Portfolio divisions collectively cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com